Exhibit 17(m)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

MERRILL LYNCH LARGE CAP GROWTH V.I. FUND
OF MERCURY V.I. FUNDS, INC.

ANNUAL REPORT
DECEMBER 31, 2002

--------------------------------------------------------------------------------

MERRILL LYNCH LARGE CAP GROWTH V.I. FUND
Annual Report -- December 31, 2002
--------------------------------------------------------------------------------

DEAR SHAREHOLDER:

The Fund invests primarily in a diversified portfolio of equity securities of large cap companies that Fund management selects from among those included in the Russell 1000 Growth Index. Our investment process attempts to add value through both security selection and portfolio construction. The Fund's security selection involves the use of quantitative selection criteria, including earnings momentum, earnings surprise and valuation. These criteria are input into a proprietary quantitative model and are subject to selective fundamental overrides. Portfolio construction consists of an optimization process with risk management controlling style, capitalization, sector and individual security selection.

FISCAL YEAR IN REVIEW

For the 12-month period ended December 31, 2002, the Fund's Class A Shares had a total return of -23.39%. On a relative basis, the Fund was ahead of its benchmark, the Russell 1000 Growth Index, which returned -27.88% for the same period. The Fund's relative outperformance was primarily the result of stock selection, particularly in consumer discretionary, consumer staples, financials, health care and industrials.

2002 turned out to be an erratic year for the economy as its fits and starts confused investors. Our belief is that the resilient U.S. consumer, supported by modest job growth and real wage gains, is likely to support -- but perhaps not lead -- the U.S. economy. As such, we increased our relative weightings in health care and materials, and reduced our relative weightings in industrials and information technology. Our largest purchases included Fannie Mae, Merck & Co., Inc., Michael's Stores and QUALCOMM Incorporated, while our largest sales included Capital One Financial Corporation, Intel Corporation, Philip Morris Companies Inc. and The TJX Companies. We continue to concentrate on sectors and stocks with near-term earnings deliverability and reasonable valuations. As a result, we are above benchmark weights in consumer discretionary and health care and below benchmark weights in information technology and financials. We remain tilted toward the lower end of the permissible capitalization range, anticipating continued outperformance of mid and large cap securities relative to mega cap securities.

MARKET OUTLOOK

We believe that after a third consecutive annual decline in equity markets, equity investors could experience positive returns in 2003. With the end of the recession, a decline in interest rates, and a nice improvement in profitability supported by stunning productivity improvement, 2002 could have been a good year for financial markets. However, issues surrounding economic uncertainty, corporate governance and geopolitics (including Iraq) caused investors to sell stocks again as the equity market decline surpassed that of the 1970s in both duration and magnitude. Only the 1930s decline during the Great Depression was worse. After three years of decline, stocks should benefit from stimulative fiscal and monetary policy and somewhat more reasonable valuations, especially when compared to cash and Treasury bonds. This same stimulative activity is likely to cause a backup in interest rates in the second half of the year at both the short and long ends of the interest rate curve. In the early months of 2003, the significant uncertainty surrounding Iraq is likely to be resolved -- we hope -- in a positive way.

We believe that October 2002 marked the low for equity prices for this cycle. Higher equity prices are supported by an accommodative monetary policy, low inflation, improving profitability, improved valuation levels, and a stimulative fiscal policy. However, the magnitude of any rise is likely to be limited by high debt levels, absolute valuation levels, and sub-par economic and earnings growth. Our belief is that interest rates have seen their trough and will experience modest upward pressure during the second half of 2003. While volatility is likely to continue, we believe that over the next five to ten years, we will experience an "8-5-2" world: 8% return for stocks, 5% for bonds, and 2% for

--------------------------------------------------------------------------------

MERRILL LYNCH LARGE CAP GROWTH V.I. FUND
Annual Report -- December 31, 2002
--------------------------------------------------------------------------------

cash. If this forecast is realized, then equity market averages will not experience new highs until the next decade. Inside the markets, we expect that the phrase "a stock picker's market" will be more true than usual. Again, it is likely that intelligent trading and tactical asset allocation will be rewarded.

IN CONCLUSION

We appreciate your investment in Merrill Lynch Large Cap Growth V.I. Fund, and we look forward to serving your investment needs in the months and years ahead.

Sincerely,

/s/ Terry K. Glenn
Terry K. Glenn
Director and President

/s/ Robert C. Doll, Jr.
Robert C. Doll, Jr.
Senior Vice President and Portfolio Manager

January 17, 2003

--------------------------------------------------------------------------------

MERRILL LYNCH LARGE CAP GROWTH V.I. FUND
Performance Information as of December 31, 2002
--------------------------------------------------------------------------------
                   TOTAL RETURN BASED ON A $10,000 INVESTMENT
--------------------------------------------------------------------------------
[LARGE CAP GROWTH V.I. FUND]

                                                               MERRILL LYNCH LARGE CAP GROWTH
                                                                V.I. FUND+--CLASS A SHARES*        RUSSELL 1000 GROWTH INDEX++
                                                               ------------------------------      ---------------------------
4/30/99**                                                                 10000.00                           10000.00
12/99                                                                     12094.00                           12504.00
12/00                                                                     10165.00                            9700.00
12/01                                                                      9218.00                            7719.00
12/02                                                                      7062.00                            5567.00

* Assuming transaction costs and other operating expenses, including advisory fees.
** Commencement of operations.
+ The Fund invests primarily in a diversified portfolio of equity securities of large cap companies located in the United States that Fund management believes are undervalued or have good prospects for earnings growth.
++ This unmanaged Index measures the performance of those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values.

--------------------------------------------------------------------------------
                          AVERAGE ANNUAL TOTAL RETURN*

----------------------------------------------------------------------
CLASS A SHARES                                                % RETURN
----------------------------------------------------------------------
One Year Ended 12/31/02                                       -23.39%
----------------------------------------------------------------------
Inception (4/30/99) to 12/31/02                               - 9.04%
----------------------------------------------------------------------

--------------------------------------------------------------------------------
                           RECENT PERFORMANCE RESULTS

-------------------------------------------------------------------------------------------------------------
                                                                6-MONTH         12-MONTH      SINCE INCEPTION
                  AS OF DECEMBER 31, 2002                     TOTAL RETURN    TOTAL RETURN     TOTAL RETURN
-------------------------------------------------------------------------------------------------------------
Class A Shares*                                                 -12.42%         -23.39%           -29.38%
-------------------------------------------------------------------------------------------------------------
Russell 1000 Growth Index**                                     - 8.97%         -27.88%           -44.33%
-------------------------------------------------------------------------------------------------------------

* Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Insurance-related fees and expenses are not reflected in these returns. The Fund commenced operations on April 30, 1999.
** This unmanaged Index measures the performance of those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values.
Past results shown should not be considered a representation of future performance.

--------------------------------------------------------------------------------

MERRILL LYNCH LARGE CAP GROWTH V.I. FUND
Schedule of Investments as of December 31, 2002
--------------------------------------------------------------------------------

                             SHARES                                                                             PERCENT OF
INDUSTRY*                     HELD                          COMMON STOCKS                           VALUE       NET ASSETS
--------------------------------------------------------------------------------------------------------------------------
BANKS                          9,500    Commerce Bancorp, Inc.                                   $   410,305        0.9%
                              16,100    New York Community Bancorp, Inc.                             464,968        1.0
                                                                                                 -----------      -----
                                                                                                     875,273        1.9
--------------------------------------------------------------------------------------------------------------------------
BEVERAGES                     24,100    Coca-Cola Enterprises Inc.                                   523,452        1.2
                              15,700    +Constellation Brands, Inc. (Class A)                        372,247        0.8
                                                                                                 -----------      -----
                                                                                                     895,699        2.0
--------------------------------------------------------------------------------------------------------------------------
BIOTECHNOLOGY                 13,100    +Charles River Laboratories International, Inc.              504,088        1.1
--------------------------------------------------------------------------------------------------------------------------
COMMERCIAL SERVICES           11,900    +Apollo Group, Inc. (Class A)                                523,600        1.2
& SUPPLIES                    11,200    +Career Education Corporation                                448,000        1.0
                              24,000    +CheckFree Corp                                              382,320        0.8
                              10,400    Deluxe Corporation                                           437,840        1.0
                               9,800    +Education Management Corporation                            367,990        0.8
                              13,900    H & R Block, Inc.                                            558,780        1.2
                                                                                                 -----------      -----
                                                                                                   2,718,530        6.0
--------------------------------------------------------------------------------------------------------------------------
COMMUNICATIONS                 9,000    +Cisco Systems, Inc.                                         117,810        0.3
EQUIPMENT                     20,300    +QUALCOMM Incorporated                                       737,499        1.6
                                                                                                 -----------      -----
                                                                                                     855,309        1.9
--------------------------------------------------------------------------------------------------------------------------
COMPUTERS &                   40,800    +Dell Computer Corporation                                 1,091,808        2.4
PERIPHERALS                    8,800    +Lexmark International Group, Inc. (Class A)                 532,400        1.2
                                                                                                 -----------      -----
                                                                                                   1,624,208        3.6
--------------------------------------------------------------------------------------------------------------------------
CONSTRUCTION &                 9,800    +Jacobs Engineering Group Inc.                               348,880        0.8
ENGINEERING
--------------------------------------------------------------------------------------------------------------------------
CONTAINERS &                   9,700    Ball Corporation                                             496,543        1.1
PACKAGING
--------------------------------------------------------------------------------------------------------------------------
DIVERSIFIED FINANCIALS        12,200    Fannie Mae                                                   784,826        1.7
                               9,200    Freddie Mac                                                  543,260        1.2
                                                                                                 -----------      -----
                                                                                                   1,328,086        2.9
--------------------------------------------------------------------------------------------------------------------------
ELECTRONIC                    12,500    +Fisher Scientific International Inc.                        376,000        0.8
EQUIPMENT & INSTRUMENTS       12,300    +Ingram Micro Inc. (Class A)                                 151,905        0.4
                                                                                                 -----------      -----
                                                                                                     527,905        1.2
--------------------------------------------------------------------------------------------------------------------------
FOOD & DRUG                   11,600    +Performance Food Group Company                              393,704        0.9
RETAILING                      9,800    +Whole Foods Market, Inc.                                    516,558        1.1
                               5,300    Winn-Dixie Stores, Inc.                                       80,984        0.2
                                                                                                 -----------      -----
                                                                                                     991,246        2.2
--------------------------------------------------------------------------------------------------------------------------
FOOD PRODUCTS                 13,600    Kellogg Company                                              466,072        1.1
                              24,500    Sara Lee Corporation                                         551,495        1.2
                                                                                                 -----------      -----
                                                                                                   1,017,567        2.3
--------------------------------------------------------------------------------------------------------------------------
HEALTH CARE                   12,800    DENTSPLY International Inc.                                  475,008        1.0
EQUIPMENT & SUPPLIES           9,200    Diagnostic Products Corporation                              355,304        0.8
                              18,000    +Guidant Corporation                                         555,300        1.2
                               8,100    Stryker Corporation                                          543,672        1.2
                              10,600    +Varian Medical Systems, Inc.                                525,760        1.2
                                                                                                 -----------      -----
                                                                                                   2,455,044        5.4
--------------------------------------------------------------------------------------------------------------------------
HEALTH CARE                   12,900    +Accredo Health, Incorporated                                454,725        1.0
PROVIDERS & SERVICES          19,400    +AdvancePCS                                                  429,904        0.9
                              29,200    +Caremark Rx, Inc.                                           474,500        1.0
                              19,800    +DaVita, Inc.                                                488,466        1.1
                               9,100    +Express Scripts, Inc. (Class A)                             437,528        1.0
                               8,700    +Henry Schein, Inc.                                          391,500        0.9
                              14,800    +Lincare Holdings Inc.                                       465,608        1.0
                              19,600    Omnicare, Inc.                                               467,068        1.0
                              14,300    +Oxford Health Plans, Inc.                                   521,235        1.2
                               7,900    UnitedHealth Group Incorporated                              659,650        1.5
                              10,700    +Universal Health Services, Inc. (Class B)                   482,570        1.1
                               8,500    +WellPoint Health Networks Inc.                              604,860        1.3
                                                                                                 -----------      -----
                                                                                                   5,877,614       13.0
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

MERRILL LYNCH LARGE CAP GROWTH V.I. FUND
Schedule of Investments as of December 31, 2002 (Continued)
--------------------------------------------------------------------------------

                             SHARES                                                                             PERCENT OF
INDUSTRY*                     HELD                          COMMON STOCKS                           VALUE       NET ASSETS
--------------------------------------------------------------------------------------------------------------------------
HOTELS, RESTAURANTS           17,400    +GTECH Holdings Corporation                              $   484,764        1.1%
& LEISURE                     12,700    +Harrah's Entertainment, Inc.                                502,920        1.1
                               7,100    +International Game Technology                               539,032        1.2
                              14,300    +MGM Mirage Inc.                                             471,471        1.0
                              14,900    +Mandalay Resort Group                                       456,089        1.0
                                                                                                 -----------      -----
                                                                                                   2,454,276        5.4
--------------------------------------------------------------------------------------------------------------------------
HOUSEHOLD DURABLES             6,200    Lennar Corporation                                           319,920        0.7
                               3,800    +Mohawk Industries, Inc.                                     216,410        0.5
                               1,500    +NVR, Inc.                                                   488,250        1.1
                              14,700    Newell Rubbermaid Inc.                                       445,851        1.0
                                                                                                 -----------      -----
                                                                                                   1,470,431        3.3
--------------------------------------------------------------------------------------------------------------------------
HOUSEHOLD PRODUCTS            12,900    Church & Dwight Co., Inc.                                    392,547        0.9
                               8,900    The Clorox Company                                           367,125        0.8
                               9,800    The Dial Corporation                                         199,626        0.4
                              13,200    The Procter & Gamble Company                               1,134,408        2.5
                                                                                                 -----------      -----
                                                                                                   2,093,706        4.6
--------------------------------------------------------------------------------------------------------------------------
INDUSTRIAL                    70,500    General Electric Company                                   1,716,675        3.8
CONGLOMERATES
--------------------------------------------------------------------------------------------------------------------------
LEISURE EQUIPMENT &            8,300    Polaris Industries, Inc.                                     486,380        1.1
PRODUCTS
--------------------------------------------------------------------------------------------------------------------------
MACHINERY                     18,100    +AGCO Corporation                                            400,010        0.9
--------------------------------------------------------------------------------------------------------------------------
METALS & MINING               14,600    United States Steel Corporation                              191,552        0.4
--------------------------------------------------------------------------------------------------------------------------
MULTILINE RETAIL              11,400    Wal-Mart Stores, Inc.                                        575,814        1.3
--------------------------------------------------------------------------------------------------------------------------
OIL & GAS                     20,600    Ocean Energy Inc.                                            411,382        0.9
--------------------------------------------------------------------------------------------------------------------------
PHARMACEUTICALS                6,400    +Forest Laboratories, Inc.                                   628,608        1.4
                              17,300    Johnson & Johnson                                            929,183        2.1
                              22,000    Merck & Co., Inc.                                          1,245,420        2.8
                              37,400    Pfizer Inc.                                                1,143,318        2.5
                              16,800    +Watson Pharmaceuticals, Inc.                                474,936        1.0
                                                                                                 -----------      -----
                                                                                                   4,421,465        9.8
--------------------------------------------------------------------------------------------------------------------------
SEMICONDUCTOR EQUIPMENT &     16,900    Intel Corporation                                            262,964        0.6
PRODUCTS
--------------------------------------------------------------------------------------------------------------------------
SOFTWARE                       8,100    +Electronic Arts Inc.                                        402,651        0.9
                               8,100    Fair, Isaac and Company, Incorporated                        345,870        0.8
                              10,300    +Intuit Inc.                                                 483,379        1.1
                              30,700    +Microsoft Corporation                                     1,587,497        3.5
                              12,700    +Symantec Corporation                                        514,350        1.1
                                                                                                 -----------      -----
                                                                                                   3,333,747        7.4
--------------------------------------------------------------------------------------------------------------------------
SPECIALTY RETAIL              26,700    +AutoNation, Inc.                                            335,352        0.7
                               7,300    +AutoZone, Inc.                                              515,745        1.1
                               9,600    +CDW Computer Centers, Inc.                                  420,960        0.9
                              24,600    +Chico's FAS, Inc.                                           465,186        1.0
                              17,400    Lowe's Companies, Inc.                                       652,500        1.5
                              15,300    +Michael's Stores                                            478,890        1.1
                              28,200    +PETsMART, Inc.                                              483,066        1.1
                              24,900    Pier 1 Imports, Inc.                                         471,357        1.0
                              11,800    Ross Stores, Inc.                                            499,848        1.1
                              21,700    +Staples, Inc.                                               396,459        0.9
                              16,400    +Williams-Sonoma, Inc.                                       445,260        1.0
                                                                                                 -----------      -----
                                                                                                   5,164,623       11.4
--------------------------------------------------------------------------------------------------------------------------
TEXTILES, APPAREL &           15,300    +Coach, Inc.                                                 503,676        1.1
LUXURY GOODS                  13,400    +Jones Apparel Group, Inc.                                   474,896        1.1
                                                                                                 -----------      -----
                                                                                                     978,572        2.2
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

MERRILL LYNCH LARGE CAP GROWTH V.I. FUND
Schedule of Investments as of December 31, 2002 (Concluded)
--------------------------------------------------------------------------------

                             SHARES                                                                             PERCENT OF
INDUSTRY*                     HELD                          COMMON STOCKS                           VALUE       NET ASSETS
--------------------------------------------------------------------------------------------------------------------------
WIRELESS                      24,200    +Nextel Communications, Inc. (Class A)                   $   275,396        0.6%
TELECOMMUNICATIONS           107,300    +Sprint Corp. (PCS Group)                                    469,974        1.1
                                                                                                 -----------      -----
SERVICES                                                                                             745,370        1.7
--------------------------------------------------------------------------------------------------------------------------
                                        TOTAL COMMON STOCKS (COST -- $45,972,015)............     45,222,959      100.2
--------------------------------------------------------------------------------------------------------------------------
                             PARTNERSHIP
                             INTEREST   SHORT-TERM SECURITIES
--------------------------------------------------------------------------------------------------------------------------
                             $122,374   Merrill Lynch Liquidity Series, LLC Cash Sweep Series
                                        II**                                                     $   122,374        0.3
--------------------------------------------------------------------------------------------------------------------------
                                        TOTAL SHORT-TERM SECURITIES (COST -- $122,374).......        122,374        0.3
--------------------------------------------------------------------------------------------------------------------------
                                        TOTAL INVESTMENTS (COST -- $46,094,389)..............     45,345,333      100.5
                                        LIABILITIES IN EXCESS OF OTHER ASSETS................       (245,582)      (0.5)
                                                                                                 -----------      -----
                                        NET ASSETS...........................................    $45,099,751      100.0%
                                                                                                 ===========      =====
--------------------------------------------------------------------------------------------------------------------------

+ Non-income producing security.

* For Fund compliance purposes, "Industry" means any one or more of the industry sub-classifications used by one or more widely recognized market indexes or ratings group indexes, and/or as defined by Fund management. This definition may not apply for purposes of this report, which may combine such industry sub-classifications for reporting ease. These industry classifications are unaudited.

** Investments in companies considered to be an affiliate of the Fund (such companies are defined as "Affiliated Companies" in Section 2(a)(3) of the Investment Company Act of 1940) are as follows:

-------------------------------------------------------------------------------------------------
                                                                   NET                   INTEREST
AFFILIATE                                                       ACTIVITY     NET COST     INCOME
-------------------------------------------------------------------------------------------------
Merrill Lynch Liquidity Series, LLC Cash Sweep Series II        $122,374     $122,374      $427
-------------------------------------------------------------------------------------------------

See Notes to Financial Statements.

--------------------------------------------------------------------------------

MERRILL LYNCH LARGE CAP GROWTH V.I. FUND
Statement of Assets and Liabilities as of December 31, 2002
--------------------------------------------------------------------------------

ASSETS:
Investments, at value (identified cost -- $46,094,389)......                    $ 45,345,333
Cash........................................................                          17,797
Receivables:
  Securities sold...........................................    $  1,458,080
  Dividends.................................................          24,063
  Capital shares sold.......................................             377
  Interest..................................................             227       1,482,747
                                                                ------------
Prepaid expenses............................................                           1,553
                                                                                ------------
  Total assets..............................................                      46,847,430
                                                                                ------------
LIABILITIES:
Payables:
  Securities purchased......................................       1,559,913
  Capital shares redeemed...................................         132,836
  Investment adviser........................................          26,027       1,718,776
                                                                ------------
Accrued expenses............................................                          28,903
                                                                                ------------
  Total liabilities.........................................                       1,747,679
                                                                                ------------
NET ASSETS:
Net assets..................................................                    $ 45,099,751
                                                                                ============
NET ASSETS CONSIST OF:
Class A Shares of Common Stock, $.0001 par value,
  200,000,000 shares authorized+............................                    $        653
Paid-in capital in excess of par............................                      67,857,605
Accumulated realized capital losses on investments -- net...    $(22,009,451)
Unrealized depreciation on investments -- net...............        (749,056)
                                                                ------------
Total accumulated losses -- net.............................                     (22,758,507)
                                                                                ------------
NET ASSETS..................................................                    $ 45,099,751
                                                                                ============
NET ASSET VALUE:
Class A -- Based on net assets of $45,099,751 and 6,525,732
  shares outstanding........................................                    $       6.91
                                                                                ============

+ The Fund is also authorized to issue 200,000,000 Class B Shares.

See Notes to Financial Statements.

--------------------------------------------------------------------------------

MERRILL LYNCH LARGE CAP GROWTH V.I. FUND
Statement of Operations for the Year Ended December 31, 2002
--------------------------------------------------------------------------------

INVESTMENT INCOME:
Dividends...................................................                $    283,024
Interest....................................................                       4,441
                                                                            ------------
Total income................................................                     287,465
                                                                            ------------
EXPENSES:
Investment advisory fees....................................    $299,330
Professional fees...........................................      92,342
Printing and shareholder reports............................      43,957
Accounting services.........................................      35,062
Custodian fees..............................................      30,643
Directors' fees and expenses................................      27,240
Transfer agent fees.........................................       4,017
Registration fees...........................................       1,150
Pricing fees................................................         835
Other.......................................................       8,078
                                                                --------
Total expenses before reimbursement.........................     542,654
Reimbursement of expenses...................................        (161)
                                                                --------
Total expenses after reimbursement..........................                     542,493
                                                                            ------------
Investment loss -- net......................................                    (255,028)
                                                                            ------------
REALIZED & UNREALIZED LOSS ON INVESTMENTS -- NET:
Realized loss from investments -- net.......................                  (7,568,199)
Change in unrealized appreciation/depreciation on
  investments -- net........................................                  (4,683,967)
                                                                            ------------
Total realized and unrealized loss on investments -- net....                 (12,252,166)
                                                                            ------------
NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS........                $(12,507,194)
                                                                            ============

--------------------------------------------------------------------------------

MERRILL LYNCH LARGE CAP GROWTH V.I. FUND
Statements of Changes in Net Assets as of December 31, 2002
--------------------------------------------------------------------------------

                                                                     FOR THE YEAR ENDED
                                                                        DECEMBER 31,
                                                                ----------------------------
INCREASE (DECREASE) IN NET ASSETS:                                  2002            2001
--------------------------------------------------------------------------------------------
OPERATIONS:
Investment loss -- net......................................    $   (255,028)   $   (138,960)
Realized loss on investments -- net.........................      (7,568,199)    (13,241,519)
Change in unrealized appreciation/depreciation on
  investments -- net........................................      (4,683,967)      8,382,143
                                                                ------------    ------------
Net decrease in net assets resulting from operations........     (12,507,194)     (4,998,336)
                                                                ------------    ------------
DIVIDENDS TO SHAREHOLDERS:
Investment income -- net:
  Class A...................................................              --         (12,146)
                                                                ------------    ------------
Net decrease in net assets resulting from dividends to
  shareholders..............................................              --         (12,146)
                                                                ------------    ------------
CAPITAL SHARE TRANSACTIONS:
Increase in net assets derived from net capital share
  transactions..............................................       9,739,419       1,573,335
                                                                ------------    ------------
NET ASSETS:
Total decrease in net assets................................      (2,767,775)     (3,437,147)
Beginning of year...........................................      47,867,526      51,304,673
                                                                ------------    ------------
End of year.................................................    $ 45,099,751    $ 47,867,526
                                                                ============    ============

See Notes to Financial Statements.

--------------------------------------------------------------------------------

MERRILL LYNCH LARGE CAP GROWTH V.I. FUND
Financial Highlights
--------------------------------------------------------------------------------

THE FOLLOWING PER SHARE DATA AND RATIOS HAVE
BEEN DERIVED FROM INFORMATION PROVIDED IN THE                                            CLASS A
FINANCIAL STATEMENTS.                                           ---------------------------------------------------------
                                                                  FOR THE YEAR ENDED DECEMBER 31,        FOR THE PERIOD
                                                                ------------------------------------   APRIL 30, 1999+ TO
INCREASE (DECREASE) IN NET ASSET VALUE:                           2002          2001          2000     DECEMBER 31, 1999
-------------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
Net asset value, beginning of period........................    $   9.02      $   9.95      $  12.03        $  10.00
                                                                --------      --------      --------        --------
Investment loss -- net......................................        (.04)++++     (.03)++++       --++            --++
Realized and unrealized gain (loss) on investments -- net...       (2.07)         (.90)        (1.93)           2.10
                                                                --------      --------      --------        --------
Total from investment operations............................       (2.11)         (.93)        (1.93)           2.10
                                                                --------      --------      --------        --------
Less dividends and distributions:
  Investment income -- net..................................          --            --++          --              --
  In excess of investment income -- net.....................          --            --            --++          (.04)
  In excess of realized gain on investments -- net..........          --            --          (.15)           (.03)
                                                                --------      --------      --------        --------
Total dividends and distributions...........................          --            --++        (.15)           (.07)
                                                                --------      --------      --------        --------
Net asset value, end of period..............................    $   6.91      $   9.02      $   9.95        $  12.03
                                                                ========      ========      ========        ========
TOTAL INVESTMENT RETURN:**
Based on net asset value per share..........................     (23.39%)       (9.32%)      (15.95%)         20.94%++
                                                                ========      ========      ========        ========
RATIOS TO AVERAGE NET ASSETS:
Expenses, net of reimbursement..............................       1.18%         1.15%         1.21%           1.25%*
                                                                ========      ========      ========        ========
Expenses....................................................       1.18%         1.15%         1.34%           2.83%*
                                                                ========      ========      ========        ========
Investment loss -- net......................................       (.55%)        (.29%)        (.02%)          (.07%)*
                                                                ========      ========      ========        ========
SUPPLEMENTAL DATA:
Net assets, end of period (in thousands)....................    $ 45,100      $ 47,868      $ 51,305        $ 24,014
                                                                ========      ========      ========        ========
Portfolio turnover..........................................     133.57%       172.49%        75.08%          37.25%
                                                                ========      ========      ========        ========

* Annualized.
** Total investment returns exclude insurance-related fees and expenses. If applicable, the Fund's Investment Adviser waived a portion of its management fee. Without such waiver, the Fund's performance would have been lower.
+ Commencement of operations.
++ Amount is less than $.01 per share.
++ Aggregate total investment return.
++++ Based on average shares outstanding.

See Notes to Financial Statements.

--------------------------------------------------------------------------------

MERRILL LYNCH LARGE CAP GROWTH V.I. FUND
Notes to Financial Statements
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES:

Merrill Lynch Large Cap Growth V.I. Fund (the "Fund") (formerly Merrill Lynch Large Cap Growth Focus Fund) is a series of Mercury V.I. Funds, Inc. (the "Corporation"). The Fund is registered under the Investment Company Act of 1940, as amended, as a diversified, open-end management investment company. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. The Fund offers two classes of shares. Class A and Class B Shares have equal voting, dividend, liquidation and other rights, except that only shares of the respective classes are entitled to vote on matters concerning only that class and Class B Shares bear certain expenses related to the distribution of such shares. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments -- Portfolio securities that are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and assets for which market quotations are not readily available are valued at fair market value, as determined in good faith by or under the direction of the Fund's Board of Directors.

(b) Derivative financial instruments -- The Fund may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Fund is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

- Financial futures contracts -- The Fund may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

- Options -- The Fund is authorized to purchase and write call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or a gain or loss to the extent that the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

--------------------------------------------------------------------------------

MERRILL LYNCH LARGE CAP GROWTH V.I. FUND
Notes to Financial Statements (Continued)
--------------------------------------------------------------------------------

- Forward foreign exchange contracts -- The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or Fund positions. The contract is marked-to-market daily and the change in market value is recorded by the Fund as an unrealized gain or loss. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value at the time it was opened and the value at the time it was closed.

(c) Foreign currency transactions -- Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into U.S. dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(d) Income taxes -- It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(e) Security transactions and investment income -- Security transactions are accounted for on the date the securities are purchased or sold (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income is recognized on the accrual basis.

(f) Dividends and distributions -- Dividends and distributions paid by the Fund are recorded on the ex-dividend dates.

(g) Reclassification -- Accounting principles generally accepted in the United States of America require that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. Accordingly, the current year's permanent book/tax difference of $255,028 has been reclassified between paid-in capital in excess of par and accumulated net investment loss. This reclassification has no effect on net assets or net asset value per share.

2. INVESTMENT ADVISORY AGREEMENT AND TRANSACTIONS WITH AFFILIATES:

The Fund has entered into an Investment Advisory Agreement with Fund Asset Management, L.P. ("FAM"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co.").

FAM is responsible for the management of the Fund's investments and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at an annual rate of .65% of the average daily value of the Fund's net assets. For the year ended December 31, 2002, FAM reimbursed the Fund in the amount of $161.

FAM has agreed to limit the annual operating expenses of the Fund to 1.25% and 1.40% of the Fund's average net assets with respect to the Class A Shares and Class B Shares, respectively.

For the year ended December 31, 2002, the Fund reimbursed FAM $2,799 for certain accounting services.

Certain officers and/or directors of the Corporation are officers and/or directors of FAM, PSI, and/or ML & Co.

--------------------------------------------------------------------------------

MERRILL LYNCH LARGE CAP GROWTH V.I. FUND
Notes to Financial Statements (Continued)
--------------------------------------------------------------------------------

3. INVESTMENTS:

Purchases and sales of investments, excluding short-term securities, for the year ended December 31, 2002 were $71,089,686 and $61,475,266, respectively.

Net realized losses for the year ended December 31, 2002 and net unrealized losses as of December 31, 2002 were as follows:

                                                               REALIZED      UNREALIZED
                                                                LOSSES         LOSSES
---------------------------------------------------------------------------------------
Long-term investments.......................................  $(7,568,139)   $(749,056)
Short-term investments......................................          (60)          --
                                                              -----------    ---------
Total investments...........................................  $(7,568,199)   $(749,056)
                                                              ===========    =========

As of December 31, 2002, net unrealized depreciation for Federal income tax purposes aggregated $1,727,654, of which $2,407,996 related to appreciated securities and $4,135,650 related to depreciated securities. At December 31, 2002, the aggregate cost of investments for Federal income tax purposes was $47,072,987.

4. CAPITAL SHARE TRANSACTIONS:

Transactions in capital shares were as follows:

                                                                              DOLLAR
CLASS A SHARES FOR THE YEAR ENDED DECEMBER 31, 2002             SHARES        AMOUNT
---------------------------------------------------------------------------------------
Shares sold.................................................   2,237,991    $17,777,989
Shares redeemed.............................................  (1,018,291)    (8,038,570)
                                                              ----------    -----------
Net increase................................................   1,219,700    $ 9,739,419
                                                              ==========    ===========

                                                                              DOLLAR
CLASS A SHARES FOR THE YEAR ENDED DECEMBER 31, 2001             SHARES        AMOUNT
---------------------------------------------------------------------------------------
Shares sold.................................................   1,248,220    $11,493,873
Shares issued to shareholders in reinvestment of
  dividends.................................................       1,326         12,147
                                                              ----------    -----------
Total issued................................................   1,249,546     11,506,020
Shares redeemed.............................................  (1,099,442)    (9,932,685)
                                                              ----------    -----------
Net increase................................................     150,104    $ 1,573,335
                                                              ==========    ===========

5. SHORT-TERM BORROWINGS:

The Fund, along with certain other funds managed by FAM and its affiliates, is a party to a credit agreement with Bank One, N.A. and certain other lenders. Effective November 29, 2002, in conjunction with the renewal for one year at the same terms, the total commitment was reduced from $1,000,000,000 to $500,000,000. The Fund may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Fund may borrow up to the maximum amount allowable under the Fund's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Fund pays a commitment fee of .09% per annum based on the Fund's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. The Fund did not borrow under the credit agreement during the year ended December 31, 2002.

--------------------------------------------------------------------------------

MERRILL LYNCH LARGE CAP GROWTH V.I. FUND
Notes to Financial Statements (Concluded)
--------------------------------------------------------------------------------

6. DISTRIBUTIONS TO SHAREHOLDERS:

The tax character of distributions paid during the fiscal years ended December 31, 2002 and December 31, 2001 was as follows:

                                                              12/31/2002   12/31/2001
-------------------------------------------------------------------------------------
Distributions paid from:
  Ordinary income...........................................   $    --      $12,146
                                                               -------      -------
Total taxable distributions.................................   $    --      $12,146
                                                               =======      =======

As of December 31, 2002, the components of accumulated losses on a tax basis were as follows:

--------------------------------------------------------------------------
Undistributed ordinary income -- net........................  $         --
Undistributed long-term capital gains -- net................            --
                                                              ------------
Total undistributed earnings -- net.........................            --
Capital loss carryforward...................................   (19,848,993)*
Unrealized losses -- net....................................    (2,909,514)**
                                                              ------------
Total accumulated losses -- net.............................  $(22,758,507)
                                                              ============
--------------------------------------------------------------------------

* On December 31, 2002, the Fund had a net capital loss carryforward of $19,848,993, of which $11,984,238 expires in 2009 and $7,864,755 expires in
  2010. This amount will be available to offset like amounts of any future taxable gains.
** The difference between book-basis and tax-basis net unrealized losses is attributable primarily to the tax deferral of losses on wash sales and the deferral of post-October capital losses for tax purposes.

--------------------------------------------------------------------------------

MERRILL LYNCH LARGE CAP GROWTH V.I. FUND
Independent Auditors' Report
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS AND SHAREHOLDERS,
MERRILL LYNCH LARGE CAP GROWTH V.I. FUND OF
MERCURY V.I. FUNDS, INC.

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Merrill Lynch Large Cap Growth V.I. Fund (formerly Merrill Lynch Large Cap Growth Focus Fund) of Mercury V.I. Funds, Inc. as of December 31, 2002, the related statements of operations for the year then ended and changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the periods presented. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at December 31, 2002 by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Merrill Lynch Large Cap Growth V.I. Fund of Mercury V.I. Funds, Inc. as of December 31, 2002, the results of its operations, the changes in its net assets and the financial highlights for the respectively stated periods in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Princeton, New Jersey
February 20, 2003

--------------------------------------------------------------------------------
MERRILL LYNCH LARGE CAP GROWTH V.I. FUND
OFFICERS AND DIRECTORS
--------------------------------------------------------------------------------

INTERESTED DIRECTOR

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      NUMBER OF
                                                                                                                    PORTFOLIOS IN
                                                                                                                     FUND COMPLEX
                                          POSITION(S) HELD                               PRINCIPAL OCCUPATION(S)       OVERSEEN
      NAME, ADDRESS & AGE                    WITH FUND        LENGTH OF TIME SERVED        DURING PAST 5 YEARS       BY DIRECTOR
----------------------------------------------------------------------------------------------------------------------------------
Terry K. Glenn*                            President and       1999 to present         Chairman, Americas Region      117 Funds
P.O. Box 9011                              Director                                    since 2001 and Executive     162 Portfolios
Princeton, New Jersey 08543-9011                                                       Vice President since 1983
Age: 62                                                                                of Fund Asset Management
                                                                                       ("FAM") and Merrill Lynch
                                                                                       Investment Managers, L.P.
                                                                                       ("MLIM"); President of
                                                                                       Merrill Lynch Mutual Funds
                                                                                       since 1999; President of
                                                                                       FAM Distributors, Inc.
                                                                                       ("FAMD") since 1986 and
                                                                                       Director thereof since
                                                                                       1991; Executive Vice
                                                                                       President and Director of
                                                                                       Princeton Services, Inc.
                                                                                       ("Princeton Services")
                                                                                       since 1993; President of
                                                                                       Princeton Administrators,
                                                                                       L.P. since 1988; Director
                                                                                       of Financial Data Services,
                                                                                       Inc. since 1985.

--------------------------------  -------------------

                                  OTHER DIRECTORSHIPS
      NAME, ADDRESS & AGE          HELD BY DIRECTOR
--------------------------------  -------------------
Terry K. Glenn*                          None
P.O. Box 9011
Princeton, New Jersey 08543-9011
Age: 62

--------------------------------------------------------------------------------
* Mr. Glenn is a director, trustee or member of an advisory board of certain other Investment Companies for which FAM or MLIM acts as investment adviser. Mr. Glenn is an "interested person," as described in the Investment Company Act, of each Fund based on his positions as Chairman (Americas Region) and Executive Vice President of FAM and MLIM; President of FAMD; Executive Vice President of Princeton Services; and President of Princeton Administrators, L.P. The Director's term is unlimited. Directors serve until their resignation, removal or death, or until December 31, of the year which they turn 72. As Fund President, Mr. Glenn serves at the pleasure of the Board of Directors.
--------------------------------------------------------------------------------

INDEPENDENT DIRECTORS

----------------------------------------------------------------------------------------------------------------------
                                                                                                          NUMBER OF
                                                                                                        PORTFOLIOS IN
                                                                                                         FUND COMPLEX
                                  POSITION(S) HELD                            PRINCIPAL OCCUPATION(S)      OVERSEEN
      NAME, ADDRESS & AGE            WITH FUND       LENGTH OF TIME SERVED*     DURING PAST 5 YEARS      BY DIRECTOR
----------------------------------------------------------------------------------------------------------------------
David O. Beim                       Director           1999 to present        Professor of Finance         7 Funds
P.O. Box 9095                                                                 and Economics at the      13 Portfolios
Princeton, New Jersey 08543-9095                                              Columbia University
Age: 62                                                                       Graduate School of
                                                                              Business since 1991;
                                                                              Trustee of Outward
                                                                              Bound U.S.A. and of
                                                                              Phillips Exeter
                                                                              Academy; Chairman of
                                                                              Wave Hill, Inc. since
                                                                              1980.
----------------------------------------------------------------------------------------------------------------------
James T. Flynn                      Director           1999 to present        Retired.                     7 Funds
P.O. Box 9095                                                                                           13 Portfolios
Princeton, New Jersey 08543-9095
Age: 63
----------------------------------------------------------------------------------------------------------------------

--------------------------------  ---------------------

                                   OTHER DIRECTORSHIPS
      NAME, ADDRESS & AGE           HELD BY DIRECTOR
--------------------------------  ---------------------
David O. Beim                             None
P.O. Box 9095
Princeton, New Jersey 08543-9095
Age: 62

-----------------------------------------------------------------------------
James T. Flynn                            None
P.O. Box 9095
Princeton, New Jersey 08543-9095
Age: 63
---------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

INDEPENDENT DIRECTORS (CONCLUDED)

----------------------------------------------------------------------------------------------------------------------
                                                                                                          NUMBER OF
                                                                                                        PORTFOLIOS IN
                                                                                                         FUND COMPLEX
                                  POSITION(S) HELD                            PRINCIPAL OCCUPATION(S)      OVERSEEN
      NAME, ADDRESS & AGE            WITH FUND       LENGTH OF TIME SERVED*     DURING PAST 5 YEARS      BY DIRECTOR
----------------------------------------------------------------------------------------------------------------------
Todd Goodwin                        Director           2002 to present        General Partner of           7 Funds
P.O. Box 9095                                                                 Gibbons, Goodwin van      13 Portfolios
Princeton, New Jersey 08543-9095                                              Amerongen (investment
Age: 71                                                                       banking firm) since
                                                                              1984.
----------------------------------------------------------------------------------------------------------------------
George W. Holbrook                  Director           2002 to present        Managing Partner of          7 Funds
P.O. Box 9095                                                                 Bradley Resources         13 Portfolios
Princeton, New Jersey 08543-9095                                              Company (private
Age: 71                                                                       investment company) and
                                                                              associated with that
                                                                              Firm and its
                                                                              predecessors since
                                                                              1953.
----------------------------------------------------------------------------------------------------------------------
W. Carl Kester                      Director           1999 to present        Industrial Bank of           7 Funds
P.O. Box 9095                                                                 Japan, Professor of       13 Portfolios
Princeton, New Jersey 08543-9095                                              Finance, Senior
Age: 51                                                                       Associate Dean and
                                                                              Chairman of the MBA
                                                                              Program of Harvard
                                                                              University Graduate
                                                                              School of Business
                                                                              Administration since
                                                                              1999; James R.
                                                                              Williston, Professor of
                                                                              Business Administration
                                                                              of Harvard University
                                                                              Graduate School of
                                                                              Business from 1997 to
                                                                              1999.
----------------------------------------------------------------------------------------------------------------------
Karen P. Robards                    Director           1999 to present        President of Robards &       7 Funds
P.O. Box 9095                                                                 Company, a financial      13 Portfolios
Princeton, New Jersey 08543-9095                                              advisory firm providing
Age: 52                                                                       services to companies
                                                                              in the health care
                                                                              industry since 1987;
                                                                              Director of Enable
                                                                              Medical Corporation
                                                                              since 1996; Director of
                                                                              AtriCure, Inc. since
                                                                              2000; Director of
                                                                              CineMuse, Inc. from
                                                                              1996 to 2000;
                                                                              Co-Founder and Director
                                                                              of The Cooke Center for
                                                                              Learning and
                                                                              Development, a non-
                                                                              profit educational
                                                                              organization, since
                                                                              1987.

--------------------------------  ---------------------

                                   OTHER DIRECTORSHIPS
      NAME, ADDRESS & AGE           HELD BY DIRECTOR
--------------------------------  ---------------------
Todd Goodwin                              None
P.O. Box 9095
Princeton, New Jersey 08543-9095
Age: 71
----------------------------------------------------------------------------------------------------------------------
George W. Holbrook                Thoratec Laboratories
P.O. Box 9095                          Corporation
Princeton, New Jersey 08543-9095
Age: 71
----------------------------------------------------------------------------------------------------------------------
W. Carl Kester                    Adept Inc.;
P.O. Box 9095                     Security Leasing
Princeton, New Jersey 08543-9095  Partners
Age: 51
----------------------------------------------------------------------------------------------------------------------
Karen P. Robards                          None
P.O. Box 9095
Princeton, New Jersey 08543-9095
Age: 52

--------------------------------------------------------------------------------
* The Director's term is unlimited. Directors serve until their resignation, removal or death, or until December 31, of the year which they turn 72.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

FUND OFFICERS

-----------------------------------------------------------------------------
                                  POSITION(S) HELD
      NAME, ADDRESS & AGE            WITH FUND       LENGTH OF TIME SERVED*
-----------------------------------------------------------------------------
Donald C. Burke                   Vice President         1999 to present
P.O. Box 9011                     and Treasurer
Princeton, New Jersey 08543-9011
Age: 42
-----------------------------------------------------------------------------
Robert C. Doll, Jr.               Senior Vice            2000 to present
P.O. Box 9011                     President
Princeton, New Jersey 08543-9011
Age: 49
-----------------------------------------------------------------------------
Stephen M. Benham                 Secretary              2002 to present
P.O. Box 9011
Princeton, New Jersey 08543-9011
Age: 43

--------------------------------  ------------------------------------------------------------

      NAME, ADDRESS & AGE                 PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS
--------------------------------  ------------------------------------------------------------
Donald C. Burke                   First Vice President of FAM and MLIM since 1997 and
P.O. Box 9011                     Treasurer thereof since 1999; Senior Vice President and
Princeton, New Jersey 08543-9011  Treasurer of Princeton Services since 1999; Vice President
Age: 42                           of FAMD since 1999; Director of Taxation of MLIM since 1990.
-----------------------------------------------------------------------------
Robert C. Doll, Jr.               President and Global Chief Investment Officer of MLIM and
P.O. Box 9011                     member of the Executive Management Committee of ML & Co.,
Princeton, New Jersey 08543-9011  Inc. since 2001; Chief Investment Officer, Senior Vice
Age: 49                           President and Co-Head of MLIM Americas from 1999 to 2001;
                                  Chief Investment Officer of Oppenheimer Funds, Inc. from
                                  1987 to 1999 and Executive Vice President from 1991 to 1999.
-----------------------------------------------------------------------------
Stephen M. Benham                 Vice President (Legal Advisory) of MLIM since 2000;
P.O. Box 9011                     Associate with Kirkpatrick & Lockhart LLP from 1997 to 2000.
Princeton, New Jersey 08543-9011
Age: 43

--------------------------------------------------------------------------------
* Officers of the Fund serve at the pleasure of the Board of Directors.
--------------------------------------------------------------------------------

CUSTODIAN                                                   Further information about the Fund's Directors
Brown Brothers Harriman & Co.                               is available in the Fund's Statement of
40 Water Street                                             Additional Information, which can be obtained
Boston, MA 02109-3661                                       without charge by calling 1-800-MER-FUND.
TRANSFER AGENT
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, Florida 32246-6484
800-637-3863

This report is authorized for distribution only to current shareholders of the Fund. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

Merrill Lynch Large Cap Growth Focus Fund of
Mercury V.I. Funds, Inc.
Box 9011
Princeton, N.J.
08543-9011

[RECYCLE LOGO]  Printed on post-consumer recycled paper          #MERCVI1--12/02